Exhibit 4.1
NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR ANY OF THE SECURITIES ISSUABLE HEREUNDER HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES, OR DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT OR UNLESS SOLD IN FULL COMPLIANCE WITH RULE 144 UNDER THE ACT.

CONVERTIBLE PROMISSORY NOTE

US$450,000.00	November 30, 2013
New York, New York

DiMi Telematics International, Inc., a Nevada corporation with an address at 290 Lenox Avenue, New York, NY  10027 (the “Company”), for value received, hereby promises to pay to the undersigned (the “Holder”), the principal amount of Four Hundred Fifty Thousand Dollars (US$450,000) (the “Principal Amount”), from the date hereof until converted in accordance with the terms hereof.

1.           Interest Rate.  This Note shall not bear interest.

2.           Conversion.

2.1           Conversion.  The Principal Amount shall, subject to Section 2.4, be convertible into shares of the Company’s common stock (the “Common Stock”) at a purchase price per share equal to $0.003 per share of Common Stock (as may be adjusted for stock splits, stock dividends, subdivisions or combinations of, or similar transactions in, the Common Stock, the “Conversion Price”).  Upon the Company’s effectuation of an increase in its authorized Common Stock sufficient to enable the conversion of this Note, the Note shall at the Company’s option become mandatorily convertible into shares of the Company’s Common Stock at the then prevailing Conversion Price.

2.2           Conversion Procedure.  Provided notice is given in accordance with the provisions of this Section 2.2, conversion of this Note shall be deemed effective on the date the Company issues Common Stock to the Holder (the “Conversion Date”).  To convert this Note into shares of Common Stock pursuant to Section 2.1 above, written notice shall be delivered to the Holder by the Company at least five (5) business days in advance of the Conversion Date at the address for notices to the Holder, which the Holder has delivered to the Company.  Such written notice shall (i) specify the Principal Amount of the Note and (ii) call on the Holder to surrender the Note to the Company on or before the Conversion Date in the manner and place requested in the notice for conversion.

2.3           Delivery of Stock Certificates; Fractional Shares.  As promptly as practicable after any conversion of this Note, the Company at its expense will issue and deliver to the Holder of this Note a certificate or certificates evidencing the number of full shares of Common Stock issuable to Holder upon any such conversion.  No fractional shares shall be issued upon conversion of this Note.  In lieu of any fractional share to which such Holder would otherwise be entitled, such fractional share shall be rounded to the nearest whole share.

2.4           Authorization of Notes and Stock Issuable Upon Conversion.  Prior to the closing pursuant to the Agreement, the Company shall take all necessary corporate action and shall obtain all necessary corporate consents and approvals to authorize the issuance of this Note. The Company shall authorize and issue such number of its shares of Common Stock as shall be sufficient to effect the conversion of this Note.

3.           Miscellaneous.

3.1           Transfer of Note.  This Note shall not be transferable or assignable in any manner and no interest shall be pledged or otherwise encumbered by the Holder without the express written consent of the Company, and any such attempted disposition of this Note or any portion hereof shall be void ab initio and of no force or effect.

3.2           Legend.  Each certificate representing the shares of Common Stock into which this Note may be converted shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act of 1933, as amended (the “Securities Act”), unless in the opinion of counsel for Company such legend is not required in order to ensure compliance with the Securities Act.

3.3           Titles and Subtitles.  The titles and subtitles used in this Note are for convenience only and are not to be considered in construing or interpreting this Note.

3.4            Notices.  Any notice required or permitted under this Note shall be given in writing and in accordance with All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of a facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid.

3.5           Attorney's Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorney's fees, costs and disbursements in addition to any other relief to which such party may be entitled.

3.6           Amendments and Waivers.  This Note may not be amended, nor any provision hereof waived, unless both parties shall consent to such amendment or waiver in writing.

3.7           Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.8           Governing Law.  This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York, without give effect to its conflicts of laws principles.

3.9           Counterparts.  This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

DIMI TELEMATICS INTERNATIONAL, INC.
a Nevada corporation

By:	/s/
Name: Barry Tenzer
Title: Chief Executive Officer

Acknowledged and Agreed:
HOLDER

By:
Name:
Title: